As filed with the U.S. Securities and Exchange Commission on February 11, 2026

Registration No. 333-272382 Registration No. 333-231122 Registration No. 333-223899 Registration No. 333-206161 Registration No. 333-183321 Registration No. 333-150053 Registration No. 333-126161
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272382
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231122
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223899
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206161
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-183321
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-150053
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-126161
UNDER
THE SECURITIES ACT OF 1933
_____________________
TREEHOUSE FOODS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-2311383
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2021 Spring Road, Suite 600 Oak Brook, Illinois (Address of Principal Executive Offices)	60523 (Zip Code)
TreeHouse Foods, Inc. Equity and Incentive Plan
(f/k/a the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan)
(Full title of the plan)
_____________________
Kristy N. Waterman
Executive Vice President, Chief Human Resources Officer, General Counsel, and Corporate Secretary
TreeHouse Foods, Inc.
2021 Spring Road, Suite 600
Oak Brook, Illinois 60523
(708) 483-1300
(Name, address and telephone number, including area code, of agent for service)
_____________________
Copy to:
Andrew C. Thomas
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939
_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION
This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by TreeHouse Foods, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:
•Registration No. 333-272382, filed on June 2, 2023, registering 5,000,000 shares of common stock under the TreeHouse Foods, Inc. Equity and Incentive Plan (f/k/a the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan).
•Registration No. 333-231122, filed on April 30, 2019, registering 1,450,000 shares of common stock under the TreeHouse Foods, Inc. Equity and Incentive Plan (f/k/a the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan).
•Registration No. 333-223899, filed on March 23, 2018, registering 3,800,000 shares of common stock under the TreeHouse Foods, Inc. Equity and Incentive Plan (f/k/a the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan).
•Registration No. 333-206161, filed on August 6, 2015, registering 3,000,000 shares of common stock under the TreeHouse Foods, Inc. Equity and Incentive Plan (f/k/a the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan).
•Registration No. 333-183321, filed on August 15, 2012, registering 3,250,000 shares of common stock under the TreeHouse Foods, Inc. Equity and Incentive Plan (f/k/a the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan).
•Registration No. 333-150053, filed on April 2, 2008, registering 1,260,000 shares of common stock under the TreeHouse Foods, Inc. Equity and Incentive Plan (f/k/a the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan).
•Registration No. 333-126161, filed on June 28, 2005, as amended on April 2, 2008, registering 4,750,167 shares of common stock under the TreeHouse Foods, Inc. Equity and Incentive Plan (f/k/a the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan).
Pursuant to the Agreement and Plan of Merger, dated as of November 10, 2025 (the “Merger Agreement”), by and among the Company, Industrial F&B Investments II, Inc., a Delaware corporation (“Parent”), and Industrial F&B Investments III, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent. As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on this 11th day of February, 2026.
TREEHOUSE FOODS, INC.
(Registrant)
By:     /s/ Kristy N. Waterman
Name:    Kristy N. Waterman
Title:    Executive Vice President, Chief Human
Resources Officer, General Counsel, and
Corporate Secretary
Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.